Exhibit 10(k)
The Compensation and Organization Committee of the Board of Directors of The Scotts Miracle-Gro Company (the “Company”) has approved certain employment, severance and change in control terms applicable to David M. Aronowitz, Christopher L. Nagel and Denise S. Stump. Pursuant to these terms, if the employment of any of these executive officers is terminated by the Company, other than for cause, within 18 months following a change in control of the Company (as defined in each of the 1996 Plan and the 2003 Plan), such executive officer will be entitled to receive a lump sum payment within 90 days after termination equal to two times the executive officer’s base salary plus two times the executive officer’s target incentive under the Executive Incentive Plan or any successor incentive compensation plan, in each case as in effect at the date of termination. If the employment of any of these executive officers is terminated by the Company prior to a change in control, other than for cause, such executive officer will be entitled to receive two times the executive officer’s base salary in effect at the date of termination in a lump sum within 90 days after termination.